SEPARATION BENEFITS AGREEMENT AND RELEASE

Jim Milton (“Employee”) has been informed about the loss of his employment with UGS Corporation (“UGS”) effective December 1, 2005. UGS wishes to provide Employee with separation benefits as Employee transitions to new endeavors. In exchange for UGS providing separation benefits, Employee is being asked to forego certain potential legal claims and rights relating to his employment with UGS and separation therefrom. Therefore, Employee and UGS enter into the following Separation Benefits Agreement and Release (hereinafter “Agreement”).

FIRST: Payments and Benefits.

Following the Effective Date of this Agreement (as defined in the Twelfth Paragraph below), Employee will be provided with the following benefits:

1.	One year’s base salary at $400,000 per year, to be paid in a lump sum by no later than December 14, 2005.

2.	COBRA coverage (health and dental) paid for 12 months.

3.	If Employee moves back to Houston by no later than December 1, 2006, (a) the reasonable costs of the physical move of personal and household goods; and (b) a real estate sales commission not to exceed 6% to sell his home in Plano, Texas.

Employee understands that UGS will not pay these amounts until such time as Employee has irrevocably signed this Agreement, returned to UGS all UGS equipment and/or property, and/or has satisfied all outstanding debts to UGS, and has paid off all amounts owed on any and all corporate credit cards. Employee further understands the foregoing is all Employee is entitled to receive from UGS except for benefits to which he is entitled under any UGS plan qualified under Section 401(a) of the Internal Revenue Code, including the UGS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B. Employee will receive no further wage, vacation (unless required by law), commission, bonus or other payments from UGS.

Employee expressly acknowledges the payment described above is more than UGS is required to provide under its regular policies and procedures.

SECOND: Complete Release.

In return for the consideration set forth above, Employee agrees to release UGS, all of its owners, parents, subsidiaries, affiliates and any related companies and the employees, agents, attorneys, officers and directors of any of them (hereinafter collectively referred to in this Agreement as “UGS”) from all claims or demands Employee may have against UGS, including, but not limited to, any claims related to Employee’s employment with UGS or separation from that employment and any claims for attorneys fees and costs. This Release includes, without limitation, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act, as amended, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, as amended, which prohibits discrimination against individuals with disabilities; the Fair Labor Standards Act, as amended, which regulates matters regarding compensation; the Family Medical Leave Act, as amended, which regulates matters regarding certain types of leaves; or any other federal, state or local laws or regulations that in any way relate to the employment of individuals and/or prohibit employment discrimination of any form. This Release also includes, without limitation, a release by Employee of any related or unrelated wrongful discharge claims, contractual claims, tort claims or any other actions. This Release covers both claims that Employee knows about and those he may not know about.

This Agreement does not include, however, a release of Employee’s right, if any, to benefits he is entitled to under any UGS plan qualified under Section 401(a) of the Internal Revenue Code, including the UGS 401(k) Plan, and COBRA benefits pursuant to Internal Revenue Code section 4980B.

THIRD: Non-Competition, Non-Solicitation of Employees and Other Conduct.

Employee acknowledges and agrees that under the terms and the provisions of this Agreement, and in consideration for compliance with the terms, conditions and covenants hereunder, he will receive benefits from UGS that would not otherwise be available to him, and that such benefits are substantial and material. Accordingly, Employee agrees to the following provisions and covenants:

3.1 Non-Competition. For one (1) year after the Effective Date, without the express, prior written consent of the CEO of UGS, Employee shall not engage in any of the conduct described in subparagraphs (a)-(c) below, either directly or indirectly, individually or as an employee, contractor, consultant, partner, officer, director or stockholder (other than as a stockholder of less than 5% of the equities of a publicly traded corporation) or in any other capacity for any person, firm, partnership or corporation:

a. provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation for any of the following named competitors of UGS: Dassault Systems; the part(s) of IBM that work directly with Dassault Systems; Matrix One; PTC; Agile; SAP; Oracle; Baan; or to perform duties anywhere in the world for any of the distributors or resellers of the these named competitors’ CAD and/or PLM software products and services;

b. participate in the inducement of or otherwise encourage UGS employees, customers, or vendors to breach, modify, or terminate any agreement or relationship that they have with UGS; or

c. participate voluntarily with or provide assistance or information to any person or entity that is involved in (i) negotiations with UGS involving a contract or services to be rendered by UGS; or (ii) a potential or existing business or legal dispute with UGS, including, but not limited to, litigation, except as may be required by law.

3.2 Non-Solicitation. Employee acknowledges that his access to Confidential Information and to the Company’s customers and his development of goodwill on behalf of the Company with its customers during his employment would give him an unfair competitive advantage were he to leave employment and begin competing with the Company or for its existing customers and that he therefore is being granted access to Confidential Information and the customers of the Company in reliance on his agreement hereunder. Employee therefore agrees that, during his employment and for the period of 24 months immediately following termination (in the aggregate, the “Non-Solicitation Period”), he will not solicit or encourage any customer of the Company to terminate or diminish its relationship with the Company and he will not seek to persuade any such customer to conduct with any individual or entity any business or activity which such customer conducts or could conduct with the Company. Acknowledging the strong interest of the Company in an undisrupted workplace, Employee agrees that, during the Non-Solicitation Period, he will not, and he will not assist any individual or entity to, (a) hire or solicit for hiring any employee of the Company or seek to persuade any employee of the Company to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with the Company.

3.3 Cooperation. Employee agrees that from and after the Effective Date, he will cooperate fully with UGS, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”) that may be on-going, anticipated or threatened. Employee further agrees that he will cooperate fully with UGS, its officers, employees, agents, affiliates and attorneys on any other matter related to UGS business (“Matters”) during the period of Employee’s employment with UGS.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by UGS, and shall be within the knowledge of Employee. Such cooperation shall be provided by Employee without charge, provided that the Employee shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Employee’s residence. In the event Employee is asked by a third party to provide information regarding UGS, or is called other than by UGS as a witness to testify in any Proceeding/Matter related to UGS, Employee will notify UGS as soon as possible in order to give UGS a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

3.4 Other Conduct. No later than the Effective Date of this Agreement, Employee further agrees to return to UGS all UGS property and equipment, and all documents (including all electronic material and duplicate copies) and other tangible items of or containing UGS Information which are in Employee’s possession, custody or control, or which come into his possession, custody, or control after the Effective Date of this Agreement. For one (1) year after the Effective Date of this Agreement (for purposes of this Agreement, “Effective Date” shall mean the date seven days after Employee signs the Agreement), Employee further promises not to commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of UGS, including disparaging or embarrassing UGS or its officers, directors, or senior managers. UGS likewise promises not to commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the Employee’s reputation. UGS and Employee acknowledge that the terms of this Paragraph shall not preclude Employee from providing truthful testimony if mandated by subpoena or court order to do so.

3.5 Remedies. If the scope of any provision contained in the Third Paragraph of this Agreement is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and enforced as reformed or modified, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of the Third Paragraph will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of the Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of the Agreement. Employee understands and agrees that UGS would be irreparably damaged in the event that the provisions of the Third Paragraph are violated, and agrees that UGS shall be entitled (in addition to any other remedy to which it may be entitled, pursuant to this Agreement, at law or in equity) to an injunction or injunctions to redress breaches of this Agreement and to specifically enforce the terms and provisions hereof. Employee shall be responsible for reimbursing UGS for the costs and attorneys’ fees associated with litigation pursuant to the Third Paragraph of this Agreement.

FOURTH: No Future Lawsuits.

Employee promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in the Second Paragraph of this Agreement (excluding a lawsuit filed by Employee solely for the purpose of challenging the validity of the Age Discrimination in Employment Act waiver).

FIFTH: Confidentiality.

5.1 Confidential Information. “Confidential Information” means all information which has not been made public concerning the Company’s business, including but not limited to: (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company; (b) the development, research, testing, marketing and financial activities and strategic plans of the Company; (c) the costs and sources of supply of the Company’s products and services; (d) the identity and needs of the customers, prospective customers and subcontractors of the Company, customer lists and customer and sales records, the identity of contacts at purchasers, any list of purchasers, and any list of sales transactions and/or prices charged by the Company); (e) the people and organizations with whom the Company has business relationships and the nature of those relationships; and (f) any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed.

Employee agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and that, except as required for the proper performance of his regular duties for the Company, as expressly authorized in writing in advance by an officer of the Company or the designee of an officer, or as required by applicable law, he will never, directly or indirectly, use or disclose any Confidential Information. Employee understands and agrees that this restriction shall continue to apply after the termination of his employment or this Agreement. He agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. Employee agrees that all documents, records and files, in any media of whatever kind and description, relating to the business of the Company and any copies (including without limitation electronic) (the “Documents” and each individually, a “Document”), whether or not prepared by him, shall be the sole and exclusive property of the Company, that he will not copy or remove any Documents, or copies, from the premises of the Company except as required for the proper performance of his regular duties and that he will safeguard, and return to the Company immediately upon termination of his employment, and at such other times as may be specified by the Company, all Documents and all other property of the Company, and all documents, records and files of their customers, subcontractors and suppliers (“Third-Party Documents”) and all other property of such customers, subcontractors and suppliers, then in his possession or control. He also agrees that, upon request of an officer of the Company, he will disclose all passwords pertinent to enable the Company to obtain access to the Documents and Third-Party Documents.

5.2 Other Aspects of Confidentiality. For one (1) year after the Effective Date of this Agreement (for purposes of this Agreement, “Effective Date” shall mean the date seven days after Employee signs the Agreement), Employee agrees to keep the terms of this Agreement confidential. Specifically, and unless otherwise required by law, Employee promises he will never reveal to the public, publicize, communicate or otherwise make public the terms of this Agreement. However, Employee may disclose the terms of this Agreement to his spouse, legal counsel, and/or financial advisor, but only after Employee has obtained from such individuals their written agreement to maintain the confidentiality of the terms of this Agreement. Additionally, both Employee and UGS agree that this Agreement may be used as evidence in a possible lawsuit in which either Employee or UGS alleges the other party has broken promises made in this Agreement.

Employee also promises to refrain from commenting, publicly or privately (other than to his immediate family) on his employment, or the termination of his employment from UGS, except to the limited extent necessary to obtain new employment. Employee further recognizes that if he violates the provisions of this Fifth Paragraph, this Agreement shall otherwise remain in full force and effect, including Employee’s release of all claims.

SIXTH: Non-Admission of Liability.

By entering into this Agreement, UGS does not admit it has done anything wrong.

SEVENTH: Non-Release of Future Claims.

This Agreement does not waive or release any rights or claims Employee may have under the Age Discrimination in Employment Act which may arise after the date Employee signs this Agreement.

EIGHTH: Consequences of Employee Violation of Promises.

If Employee breaks the promises he made in the Fourth Paragraph of this Agreement (excluding a lawsuit filed by Employee solely for the purpose of challenging the validity of the Age Discrimination in Employment Act waiver), Employee will pay for all costs incurred by UGS, including reasonable attorneys’ fees, in defending against Employee’s claim. In addition, if Employee breaks the promises he made in the Fourth Paragraph of this Agreement (excluding a lawsuit filed by Employee solely for the purpose of challenging the validity of the Age Discrimination in Employment Act waiver), Employee will have to repay to UGS the gross sum of money and other compensation and/or benefits provided by UGS, described in the First Paragraph of this Agreement.

If Employee breaks the promises he made in the Third and/or Fifth Paragraphs of this Agreement, Employee acknowledges that calculation of the harm done to UGS, and resulting damages would be extremely difficult to determine. Therefore, Employee agrees that in the event he breaks such promises, Employee will pay as liquidated damages to UGS a sum equal to the gross sum of money and other compensation and/or the monetary equivalent of the benefits provided by UGS in the First Paragraph of this Agreement.

Employee further recognizes that even if he violates the terms of this Agreement, this Agreement shall remain in full force and effect, including Employee’s release of all claims.

NINTH: Period for Review and Consideration of Agreement.

Employee understands he has been given a period of 21 days to review and consider this Agreement before signing it. Employee further understands he may use as much of this 21-day period as he wishes prior to signing.

TENTH: Encouragement to Consult with Attorney.

Employee acknowledges he was advised in writing to consult with an attorney before signing this Agreement.

ELEVENTH: Employee’s Right to Revoke Agreement.

Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation must be made by delivering a written notice of revocation to: Dan Malliet, UGS Human Resources , 5800 Granite Parkway, Plano, TX 75024, either by hand, by facsimile transmission to (972) 987-3385, or by certified mail, return receipt requested. For any such revocation to be effective, written notice must be received no later than the close of business on the seventh day after Employee signs this Agreement. If Employee revokes this Agreement it shall not be effective or enforceable and Employee will not receive any of the compensation or other benefits described in the First Paragraph of this Agreement.

TWELTH: Effective Date.

While the implementation of this Agreement begins when the Employee loses his employment at the Company effective December 1, 2005 or earlier if such should occur, this Agreement shall become effective seven (7) days after Employee signs this Agreement (without having revoked it pursuant to the Eleventh Paragraph).

THIRTEENTH: Governing Law.

This Agreement and its enforceability shall be governed by and construed in accordance with the substantive law of the State of Texas. Any dispute or conflict arising out of or relating to this Agreement, except for an action brought by UGS pursuant to the Third Paragraph of this Agreement, must be brought in a court that has jurisdiction over matters in Collin County, Texas. Furthermore, Employee agrees such court shall have personal jurisdiction over him/her and further agrees to waive any rights he may have to challenge the court’s jurisdiction over him/her.

FOURTEENTH: Entire Agreement.

For the purpose of implementing a full and complete release and discharge of claims, Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, and that this Agreement contemplates the extinction of all such claims, including claims for attorneys’ fees. Employee expressly waives any right to assert after the execution of this Agreement that any such claim, demand, obligation, or cause of action has, through ignorance, oversight, or for any other reason, been omitted from the scope of this Agreement. Employee expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the Civil Code of California which provides as follows:

A general release does not extend to claims which the creditor does not know about or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

This is the entire agreement between Employee and UGS, and supersedes and prevails over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written. This Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Employee and a corporate officer of UGS. UGS has made no promises to Employee other than those in this Agreement.

EMPLOYEE ACKNOWLEDGES HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A AGREEMENT OF ALL KNOWN AND UNKNOWN CLAIMS.

UGS Corporation.

By: ___/s/ Tony Affuso______________________By: ___/s/ Jim Milton_______________

Tony Affuso		Jim Milton
Date: 11/21/2005		Date: 12/1/2005

Delivered to Employee On:

November 21, 2005

By: